CULINARY TECH CENTER LLC
BALANCE SHEET
SEPTEMBER 30, 2009

ASSETS

Current Assets
Cash	$828
Student tuition receivable, net of allowance for uncollectables of $1,393	137,907
Total current assets	138,735

Property and Equipment, at cost, net of accumulated depreciation of $433	9,080

Other Assets
Organization costs, net of accumulated amortization of $55	555
Security deposits	3,523

Total assets	$151,893

LIABILITIES AND MEMBERS' EQUITY

Current Liabilities
Accounts payable	$1,647
Accrued expenses payable	1,039
Related party loans payable	16,802
Deferred tuition revenue	109,629
Total current liabilities	129,117

Members' Equity	22,776

Total liabilities and members' equity	$151,893

CULINARY TECH CENTER LLC
STATEMENT OF INCOME
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009

Tuition and Student Fee Revenues	$31,171

Operating Costs and Expenses
Student instructional costs	5,762
Recruitment costs	3,867
Occupancy costs	1,650
General and administrative expenses	8,888
Total operating costs and expenses	20,167

Operating income before management fees	11,004

Related party management fees	3,450

Income before depreciation	7,554

Depreciation and amortization expense	464

Net income	$7,090

CULINARY TECH CENTER LLC
STATEMENT OF MEMBERS' EQUITY
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009

Balance - January 1, 2009	$686

Capital contributions, net	15,000

Net income for the nine months ended September 30, 2009	7,090

Balance - September 30, 2009	$22,776

CULINARY TECH CENTER LLC
STATEMENT OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009

Cash Flows from Operating Activities
Net income	$7,090
Noncash items included in net income:
Amortization of organization costs	31
Depreciation expense	433
7,554

Changes in operating assets and liabilities
Decrease (increase) in assets:
Student tuition receivable	(137,907)
Security deposits	(3,523)
Increase (decrease) in liabilities:
Accounts payable	1,647
Accrued expenses payable	1,039
Deferred tuition revenue	109,629
(29,115)

Net cash used in operating activities	(21,561)

Cash Flows from Investing Activities:
Purchase of furniture and equipment	(9,513)

Cash Flows from Financing Activities:
Loans from related party	16,802
Capital contributions from members	23,500
Capital distributions to members	(8,500)

Net increase in cash	728

Cash - January 1, 2009	100

Cash - September 30, 2009	$828

Supplemental disclosure of cash flow information:
Cash paid during the nine months for interest	$0
Cash paid during the nine months for income taxes	$0